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                                                                  Exhibit 10.27



                                   AMENDMENT
                                       TO
                          LOAN AND SECURITY AGREEMENT


     This Amendment to Loan and Security Agreement is entered into as of May 30, 1997 by and between Silicon Valley Bank ("Bank") and Spatial Technology Inc. ("Borrower").

                                    RECITALS

     Borrower and Bank are parties to an Amended and Restated Loan and Security Agreement dated as of August 15, 1996, as amended from time to time (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. The following definitions contained in Section 1.1 are amended to read as follows:

           "Committed Line" means One Million Dollars ($1,000,000).

           "Maturity Date" means February 28, 2001.

           "Revolving Maturity Date" means May 29, 1998.

     2.    Section 2.1 is amended to read as follows:

           2.1    Advances.

                  (a) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the Committed Line minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit minus the Foreign Exchange Reserve. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

                  (b) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrower's deposit account.

                  (c) The Revolving Facility shall terminate on the Revolving Maturity Date, at which time all Advances under this Section 2.1 shall be immediately due and payable.






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     3.    New Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 are added to the
Agreement, as follows:

                  2.1.1    Letters of Credit.

                           (a)    Subject to the terms and conditions of this
Agreement, Bank agrees to issue or cause to be issued letters of credit (each a "Letter of Credit," collectively, the "Letters of Credit") for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of the Committed Line or the Borrowing Base minus (ii) the then outstanding principal balance of the Advances minus the Foreign Exchange Reserve provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Two Hundred Thousand Dollars ($200,000). Each such Letter of Credit shall have an expiry date no later than the Revolving Maturity Date, unless Borrower's Letter of Credit reimbursement obligation is secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date. All such Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement. All amounts actually paid by Bank in respect of a letter of credit shall, when paid, constitute an Advance under this Agreement.

                           (b)    The obligation of Borrower to immediately
reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                  2.1.2    Letter of Credit Reimbursement; Reserve.

                           (a)    Borrower may request that Bank issue Letter
of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit. Bank shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                           (b)    Upon the issuance of any Letter of Credit
payable in currency other than United States Dollars, Bank shall create a reserve under the Committed Line for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                  2.1.3    Foreign Exchange Contract; Foreign Exchange
                           Settlements.

                           (a)    Subject to the terms of this Agreement,
Borrower may enter into foreign exchange contracts (the "Exchange Contracts") not to exceed an aggregate amount of $200,000 (the "Contract Limit"), pursuant to which Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. Borrower shall not request any Exchange Contracts at any time it is out of compliance with any of the provisions of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the Revolving Maturity Date. The amount available under the Committed Line at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on any given day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be



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     effected or settlement allowed more than two business days after the
     Determination Date, 10% of the gross amount of the Exchange Contracts; plus
     (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts.

                  (b) Bank may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                  (c) Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $200,000 (the "Settlement Limit"), nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed the Contract Limit. Notwithstanding the above, however, the amount which may be settled in any two (2) business day period may be increased above the Settlement Limit up to, but in no event to exceed, the amount of the Contract Limit under either of the following circumstances:

                         (i) if there is sufficient availability under the Committed Revolving Line in the amount of the Foreign Exchange Reserve as of each Determination Date, provided that Bank in advance shall reserve the full amount of the Foreign Exchange Reserve against the Committed Line; or

                         (ii) if there is insufficient availability under the Committed Line, as to settlements with any two (2) business day period, provided that Bank, in its sole discretion, may: (A) verify good funds overseas prior to crediting Borrower's deposit account with Bank (in the case of Borrower's sale of foreign currency); or (B) debit Borrower's deposit account with Bank prior to delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency).

                  (d) In the case of Borrower's purchase of foreign currency, Borrower in advance shall instruct Bank upon settlement either to treat the settlement amount as an advance under the Committed Line, or to debit Borrower's account for the amount settled.

                  (e) Borrower shall execute all standard form applications and agreements of Bank in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts.

                  (f) Without limiting any of the other terms of this Agreement or any such standard form applications and agreements of Bank, Borrower agrees to indemnify Bank and hold it harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Bank's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby.

            2.1.4 Equipment Advances. Borrower may request one or more cash advances (individually, an "Equipment Advance" and, collectively, the "Equipment Advances") in a principal amount of up to Five Hundred Thousand Dollars ($500,000). The Equipment



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     Advances shall be used to finance unencumbered Equipment approved by Bank
     (which Borrower shall, in any case, have purchased after January 1, 1997). Each Advance shall not exceed One Hundred Percent (100%) of the book value of the Equipment to be financed that was purchased on or before February 28, 1997, and the cost of Equipment acquired after February 28, 1997, excluding tax, installation and maintenance expenses. Interest shall accrued from the date of each Equipment Advance at a floating rate equal to Three Quarters of One Percent (0.75%) above the Prime Rate. The Equipment Advance will be payable in thirty-six (36) equal monthly installments of principal, plus accrued interest, beginning on March 31, 1998, and continuing on the last Business Day of each month through the Maturity Date, on which date the remaining principal balance and all accrued but unpaid interest shall be immediately due and payable.

     4.    Section 2.3(a) is amended to read as follows:

                  (a) Interest Rate. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to One Quarter of One Percentage Points (0.25%) above the Prime Rate.

     5.    Section 6.3 is amended to read as follows:

           6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) when Liquidity under Section 6.12 is less than 2.5 to 1.0, as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet and income statement covering Borrower's consolidated operations during such period, certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) prompt notice of any material change in the composition of the Intellectual Property Collateral, including, but not limited to, any subsequent ownership right of the Borrower in or to any Copyright, Patent or Trademark not specified in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely effects the value of the Intellectual Property Collateral: and
     (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

           Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

     6. Section 6.8, 6.9 and 6.10 are amended, and Sections 6.11 and 6.12 are added, to read as follows:

           6.8 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities (excluding deferred maintenance revenues) of at least 2.00 to 1.00.




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                        6.9    Tangible Net Worth. Borrower shall maintain, as
of the last day of each fiscal quarter, a Tangible Net Worth plus deferred maintenance revenues of not less than Six Million Five Hundred Thousand Dollars ($6,500,000).

                        6.10 Profitability. Borrower shall not suffer a loss in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal quarter.

                        6.11 Debt/Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities, excluding deferred maintenance revenues, to Tangible Net Worth of not more than 0.5 to 1.0.

                        6.12 Minimum Liquidity/Debt Service Coverage. Subject to the remainder of this Section, Borrower shall maintain, as of the last day of each fiscal quarter (and as of the last day of each calendar month at any time when Liquidity is less than 2.5 to 1.0), Liquidity of at least 2.0 to 1.0. "Liquidity" means a ratio of (a) the sum of (i) cash and cash equivalents plus
(ii) fifty percent (50%) of Borrower's net Accounts less outstanding Advances to (b) outstanding Equipment Advances. Notwithstanding the foregoing, from and after the time Borrower achieves a Debt Service Coverage for two consecutive fiscal quarters of at least 1.5 to 1.0, and for so long as Borrower maintains as of the last day of each fiscal quarter thereafter a Debt Service Coverage of at least 1.5 to 1.0, Borrower shall not be subject to the minimum Liquidity set forth above. "Debt Service Coverage" means, as of the last day of each fiscal quarter, a ratio of (a) quarterly net income plus depreciation and amortization, annualized, to (b) the current portion of total long term debt.

     7. Unless otherwise defined, all capitalized terms in the Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

     8. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment (except such representations and warranties to be expressly true as of a specific date), and that no Event of Default has occurred and is continuing.

     9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

    10. As a condition to the effectiveness of this Amendment, Borrower shall pay Bank a fee of Four Thousand Three Hundred Seventy Five Dollars ($4,375) plus all Bank Expenses incurred in connection with the preparation of this Amendment.



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        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.



                                        SPATIAL TECHNOLOGY, INC.



                                        By: /s/ MARK C. VELLEQUETTE
                                           ------------------------------------
                                           Mark C. Vellequette

                                        Title: VP Finance & Administration



                                        SILICON VALLEY BANK



                                        By:
                                           ------------------------------------

                                        Title:
                                              ---------------------------------





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